INVESTMENT SUBADVISORY AGREEMENT
          This Investment Subadvisory Agreement is made as of February 4, 2014 (the “Effective Date”), by and between Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (hereafter “Client”), and Wellington Management Company, LLP, a Massachusetts Limited Liability Partnership (hereafter “Subadviser”), and THE VANTAGEPOINT FUNDS, a Delaware statutory trust.
          WHEREAS, The Vantagepoint Funds is a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
          WHEREAS, Client is party to certain Master Investment Advisory Agreements with The Vantagepoint Funds (the “Master Agreements”) for management of the investment operations of The Vantagepoint Funds including the establishment and operation of investment portfolios for The Vantagepoint Funds (each a “Series”);
          WHEREAS, subject to the receipt of such approvals by the Board of Directors of The Vantagepoint Funds and its shareholders as may be required by law, the Master Agreements authorize Client to enter into agreements on behalf of The Vantagepoint Funds with subadvisers under which the subadvisers agree to perform all or any portion of the management and advisory duties with respect to all or any portion of the Series of The Vantagepoint Funds;
          WHEREAS, Client and Subadviser wish to enter into a subadvisory agreement pursuant to which Subadviser will perform the following duties with respect to a portion of the assets of a Series of The Vantagepoint Funds (the “Agreement”).
AGREEMENTS:
          In consideration for the performance by Subadviser as investment subadviser of certain assets held by The Vantagepoint Funds, Client authorizes Subadviser to manage certain of the securities and other assets of The Vantagepoint Funds as follows:
1. ACCOUNT
          The account with respect to which Subadviser shall perform its services shall consist of those assets of the Vantagepoint Equity Income Fund (the “Fund”), a separate Series of The Vantagepoint Funds, which Client determines to assign to an account with Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter “Account”). From time to time, Client may, upon notice to Subadviser, make additions to the Account and may, upon notice to Subadviser, make withdrawals from the Account. To the extent that such withdrawals shall reduce the assets of the Account to zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account, notwithstanding any termination provisions set forth in this Agreement.

2. APPOINTMENT STATUS, POWERS OF CLIENT AND SUBADVISER
          (a) Purchase and Sale. Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with investment guidelines provided by Client, and the policies and written investment objectives, policies, procedures and restrictions of the Fund described in Section 4 below, Client hereby grants Subadviser complete, unlimited and unrestricted discretion and authority to supervise and direct the investment of the Account and to select portfolio investments with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and to dispose (by sale, exchange or otherwise). Subadviser will review with Client, upon the request of Client, any transactions it makes with respect to the management of the Account.
          (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent Client or The Vantagepoint Funds in any way or otherwise to be an agent of Client or the Fund. The activities of Client and Subadviser in managing the assets of the Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of The Vantagepoint Funds and in compliance with applicable laws.
          (c) Proxy Voting. Unless otherwise instructed by Client or The Vantagepoint Funds, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of investments held in the Account in accordance with the Subadviser’s written proxy voting policies and procedures as provided by the Subadviser to Client and the Board of Directors of The Vantagepoint Funds from time to time. Subadviser will report quarterly to Client and the Fund regarding such voting in a format reasonably requested by the Client. Subadviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to ensure that the Subadviser votes proxies in the best interest of the Fund in compliance with the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940 (“Advisers Act”). The Subadviser shall promptly provide notice and copies of any material changes to its policies, procedures or other guidelines for voting proxies to the Board of Directors of The Vantagepoint Funds or the Client. Upon request, the Subadviser shall provide The Vantagepoint Funds with a complete and current copy of its proxy voting policies, procedures and other guidelines or a description of such policies, procedures and guidelines for the purpose of disclosing such information in The Vantagepoint Funds’ prospectus or as otherwise required by the Securities Act of 1933 or 1940 Act and the rules thereunder.

          (d) Key Personnel. Subadviser agrees that the following key personnel will have primary responsibility with respect to the investment management of the Account. If the individual is unable to devote sufficient time to maintain primary responsibility for the Account (or, for whatever reason, no longer has such responsibility), Subadviser must give Client written advance notice. If Subadviser does not have advance knowledge of such inability, Subadviser shall provide prompt written notice within five (5) business days (or sooner if practicable) to the Client, after Subadviser first learns of such inability, of the name of the person designated by Subadviser to replace or supplement the individual. In addition, Subadviser shall give Client written notice of the replacement of any employee of Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy for the Account as soon as reasonably practicable.
     Key Personnel: Karen H. Grimes
3. ACCEPTANCE OF APPOINTMENT
          Subadviser accepts the appointment as an investment subadviser of the Fund and agrees to use its best efforts and professional judgment to make investment decisions for the Account, and to provide the other services required or requested of Subadviser under the provisions of this Agreement.
4. INVESTMENT POLICIES
          (a) Investment Objectives and Restrictions. Subject to the supervision of The Vantagepoint Funds’ Board of Directors and Client, Subadviser shall manage the assets and direct the investments of the Fund held in the Account in accordance with: (i) all applicable law; (ii) The Vantagepoint Funds’ prospectus and statement of additional information; (iii) the written investment objectives, strategies, policies, procedures, guidelines, restrictions and liquidity and other requirements of The Vantagepoint Funds, the Fund and the Account; (iv) The Vantagepoint Funds’ compliance policies, guidelines and procedures; and (v) any additional investment guidelines and policies that may be communicated, from time to time, by the Client to the Subadviser, all of the documents or items referenced in (ii) through (v) may be restated or modified from time to time by Client or The Vantagepoint Funds and provided to Subadviser in writing. Client retains the right, on written notice to Subadviser and without amending this Agreement, to modify any such documents, objectives, policies, procedures, guidelines, restrictions, or requirements in any manner and at any time as may be allowed pursuant to the 1940 Act and consistent with the terms of the Master Agreements with The Vantagepoint Funds. Client endeavors to discuss with Subadviser prior to the planned effective date any modifications to the written investment guidelines provided by Client that would impose an additional or more restrictive limit on Subadviser’s investments for the Account. In the event that Subadviser is unable to adhere to such modifications, the Client and Subadviser will endeavor to reach a mutually agreeable resolution that is in the best interests of the Fund and is consistent with applicable law and the Fund’s stated policies, which may include termination of the Agreement as provided in Section 15 below.

          (b) Agreement and Registration Statement. Subadviser will adhere to all specific provisions in this Agreement and in The Vantagepoint Funds’ current Registration Statement on Form N-1A as it may be amended and updated from time to time and filed with the Securities and Exchange Commission (“SEC”) on Form N-1A (“Registration Statement” and together with the documents and items described in paragraph (a) of this Section 4, “Fund Policies”)). Client agrees to provide Subadviser with copies of any amendments to the Registration Statement that are applicable to the Account within five (5) business days after the date on which such amendments or related filings are made with the SEC or other regulatory body.
          (c) Conflict in Policies. If a conflict in any of the Fund Policies occurs, the Registration Statement shall govern for purposes of this Agreement. Subadviser shall promptly notify Client within five (5) business days (or sooner if practicable) of any actual or perceived conflict that it has identified in any of the Fund Policies.
5. CUSTODY, DELIVERY, RECEIPT OF SECURITIES
          (a) Custody Responsibilities. Client shall identify to Subadviser one or more custodians (the “Custodian”) to hold the Account assets. The Custodian, as identified by Client, will be responsible for the custody, receipt and delivery of securities and other assets of The Vantagepoint Funds (including the Account), and Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of The Vantagepoint Funds (including the Account). In the event that any cash, securities or other assets of The Vantagepoint Funds are delivered to Subadviser, it will promptly deliver the same over to the Custodian, in the name of The Vantagepoint Funds, as permitted by applicable law. Client or the Fund shall be responsible for all custodial arrangements, including the payment of all fees and charges to Custodian. Subadviser shall not be responsible or liable for any act or omission of Custodian.
          (b) Portfolio Transactions. Unless otherwise required by local custom, all portfolio transactions for the Account will be consummated by payment to or delivery by The Vantagepoint Funds of cash, securities or other assets due to or from the Account. Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers, dealers or other market intermediaries for the Account by 9:00 a.m. Eastern Time on the day following the trade date and will affirm the trade before the close of business one (1) business day after the trade date (T+1).
6. RECORD KEEPING AND REPORTING
          (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services and its duties and obligations under this Agreement, including records with respect to the acquisition, holding and disposition of securities or other assets for Client and the Fund in accordance with applicable law. All records maintained pursuant to this Agreement shall be subject to examination by Fund, Client and by persons authorized by either of them during normal business hours upon reasonable notice. Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client and the Fund all records that Client or the Fund reasonably requests. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable law.
          (b) Quarterly Valuation Reports. Subadviser shall use its best efforts to provide to Client within ten (10) business days after the end of each calendar quarter a statement of the fair market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account, as that information is reported on Subadviser’s record keeping system. Notwithstanding the foregoing, the Client acknowledges that Subadviser is not a pricing vendor for the Fund and does not have responsibility for determining the market value of any asset in the Account, provided however that in response to the Client’s request, the Subadviser shall provide information regarding the value of an asset in the Account, which the Fund may use in determining its fair market value for purposes of calculating the Fund’s net asset value.
          (c) Reconciliations. On a weekly basis, Subadviser shall provide to the Custodian a report of the Account’s portfolio holdings, market values, and the prices assigned to such holdings as maintained and recorded for the Subadviser’s internal purposes and not for the purpose of calculating the Account’s net asset value. In addition and as needed, Subadviser shall respond to reasonable inquiries relating to the pricing of specific Account holdings as provided to Subadviser by the Custodian. On an ongoing basis, Subadviser, through its fair value process as defined and described in Subadviser’s Pricing Policies and Procedures, shall monitor market developments for significant events, including events occurring after the close of the primary markets, but during US business hours, for particular investments held in the Account that may materially affect their value, and shall promptly notify Client of any such event that comes to Subadviser’s attention. In addition and as needed, Subadviser shall respond to reasonable inquiries relating to the pricing of specific Account holdings as provided to Subadviser by the Custodian. On a monthly basis, Subadviser shall reconcile investment and cash positions and market values to the Custodian’s records and report any discrepancies to Client within ten (10) business days after the end of the month.
          (d) Loss Reimbursement. Subadviser shall reimburse the Account for any material error to the Fund’s net asset value, as described by The Vantagepoint Funds’ NAV Error Correction Policy in effect at such time, directly caused by Subadviser, to the extent that Subadviser breached its standard of care as set forth in Section 13(a).
          (e) Reports. Subadviser shall furnish Client and the Board of Directors of The Vantagepoint Funds such requested information as may reasonably be necessary to evaluate the terms of this Agreement. Subadviser also shall furnish Client and the Board of Directors of The Vantagepoint Funds such periodic and special reports or other information regarding Subadviser or its management of the Account, as may be reasonably requested by Client or the Board of Directors of The Vantagepoint Funds from time to time, including but not limited to: (i) a quarterly report and attestation to the Board of Directors of The Vantagepoint Funds regarding activities and practices relating to transactions entered into in accordance with Rules 10f-3, 17a-7, 17e-1 under the 1940 Act, the purchase or holding of any illiquid securities or assets (as such term is interpreted by the SEC or its staff) in the Account, any soft dollar transactions entered into by the Subadviser, and whether the Subadviser violated any Fund Policies; (ii) information relating to the Subadviser’s use of broker-dealers and counterparties; and (iii) information relating to regulatory and/or law enforcement inquiries or actions.
          (f) Other Reports and Information on Request. Subadviser shall provide to Client promptly upon reasonable request other reports or information available in the records maintained by Subadviser relating to the Account.
          (g) Review of Materials. During the term of this Agreement, Client shall furnish to Subadviser the portions of all prospectuses, statements of additional information, proxy statements and information statements, which refer to the Subadviser (except for materials that solely reference Subadviser as a subadviser of the Fund) and are prepared by The Vantagepoint Funds or by employees or agents of Client or its Affiliates, prior to their first use. Subadviser shall submit to Client any reasonable changes to the information pertaining to the Subadviser and stated in such materials within five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof.
          (h) Use of Names. Subadviser agrees that neither it, nor any of its Affiliates, will in any way refer directly or indirectly to The Vantagepoint Funds, the Fund, Client or any of their respective Affiliates in offering, marketing or other promotional materials without the express written consent of The Vantagepoint Funds, the Fund or Client, as applicable. Subadviser further agrees that The Vantagepoint Funds, the Fund and Client may refer to Subadviser in public documents, as may be required by applicable law, and may use Subadviser’s name in Fund marketing or other promotional materials provided that any other references to Subadviser in such materials shall have been derived from information previously reviewed by Subadviser in accordance with the previous Section 6(g).
7. PURCHASE AND SALE OF INVESTMENTS
          (a) Selection of Broker-Dealers and other Market Intermediaries. Except to the extent otherwise instructed in writing by Client (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and other applicable law, direct Fund portfolio transactions for which Subadviser is responsible to any broker-dealer or market intermediary that Client may designate and Subadviser will use best efforts to follow such directions in accordance with its Policy and Procedures Regarding Allocation of Trades), Subadviser shall place all orders for the purchase or sale of investments on behalf of the Account with broker-dealers or other market intermediaries (i.e., foreign currency dealers and futures commission merchants) selected by Subadviser, but not with a person affiliated with Subadviser, as the term “affiliated person” is defined in the 1940 Act (an “Affiliate”), unless the transaction is in compliance with applicable law and with the Fund Policies, copies of which shall be provided to Subadviser. Subadviser will make reasonable efforts to ensure that broker-dealers or other market intermediaries perform their obligations to the Account, provided, however, that Subadviser will not be responsible or liable for any act or omission of any broker-dealer or other market intermediary.

          (b) Best Execution. In placing such orders, Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Account and in selecting broker-dealers to execute such transactions, Subadviser may consider, in addition to commission cost and execution capabilities, relevant factors, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided by such broker-dealers. Subadviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction for the Account which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction (“Soft Dollars”) if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion. All Soft Dollar arrangements or usage relevant to the Account shall, in the reasonable belief of the Subadviser, qualify for the safe harbor set out in Section 28(e) of the 1934 Act, including any interpretations of such safe harbor by the SEC or its staff.
          (c) Bunching Orders. Client agrees that Subadviser may aggregate sales or purchase orders for the Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser’s reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses. Client acknowledges that the determination of such economic benefit to the Account by Subadviser represents Subadviser’s evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission or other expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the investments so purchased or sold, as well as expenses incurred in the transaction, will be made by Subadviser in a manner Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

8. INVESTMENT FEES
          (a) Fee Schedule. The compensation of Subadviser for its services under this Agreement shall be calculated by Client and paid from the assets of the Fund in accordance with Schedule A hereto.
          (b) For purposes of this section 8 and Schedule A, all payments due to Subadviser shall be solely made from the assets of the Fund.
          (c) Pro Rata Fee. If Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the average daily net asset value of the Account for the period of that calendar quarter and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder. In no event shall the Subadviser receive payment for any period of time during which there were no assets in the Account.
9. BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES
          The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to Client and the Fund. The services of Subadviser to be provided hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account or the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser or its Affiliates or Subadviser’s other clients may at any time, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Except as may otherwise be required under Subadviser’s policies and procedures described in Section 11 below, Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement solely because Subadviser, its partners, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.
10. COMPLIANCE POLICIES AND PROCEDURES
          The Subadviser shall promptly provide The Vantagepoint Funds’ Chief Compliance Officer (“CCO”), upon request, copies of its policies and procedures for compliance by the Subadviser and the Fund with the Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and promptly provide the CCO with copies of any material changes to those policies and procedures. The Subadviser shall fully cooperate with the CCO as to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to The Vantagepoint Funds’ Board of Directors on the operation of the Subadviser’s compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-1(e)(2). At least annually, the Subadviser shall provide a certification to the CCO to the effect that the Subadviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Fund and the Subadviser with the Federal Securities Laws.

11. INSIDER TRADING POLICIES AND CODE OF ETHICS
          Subadviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act, Section 204A of the Advisers Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any material changes or supplements thereto shall be delivered to Client and The Vantagepoint Funds. Subadviser shall furnish the Board of Directors of The Vantagepoint Funds with any written reports required under Rule 17j-1 under the 1940 Act.
12. INSURANCE
          At all times during the term of this Agreement, Client and Subadviser shall each maintain, at its own cost and expense, professional liability insurance for errors, omissions and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser of an investment company registered as such under the 1940 Act managing the amount of aggregate assets managed by Client and Subadviser, respectively.
13. LIABILITY
          (a) In managing the Account and discharging its duties under the Agreement, Subadviser shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, Subadviser shall not be liable to Client or The Vantagepoint Funds for honest mistakes of judgment or for action or inaction taken in good faith and in accordance with the above standard of care for a purpose that Subadviser reasonably believes to be in the best interests of the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client or The Vantagepoint Funds may have under federal or state securities laws.
          (b) Client shall indemnify and hold harmless Subadviser against any loss, liability, damages, costs or expenses caused by: (i) the gross negligence or willful misfeasance, bad faith or fraud of Client in the performance of its duties hereunder; or (ii) violation of any applicable law, rule or internal policy for which Client has the primary responsibility of compliance and the responsibility for which has not been specifically delegated to Subadviser.

          (c) Subadviser shall indemnify and hold harmless Client and The Vantagepoint Funds against any loss, liability, damages, costs or expenses caused by: (i) the gross negligence, willful misfeasance, bad faith or fraud of Subadviser in the performance of its duties hereunder; or (ii) any untrue statement of a material fact contained in the Prospectus and Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to The Vantagepoint Funds or the omission to state therein a material fact known to the Subadviser that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Client or The Vantagepoint Funds by the Subadviser for use therein.
14. TERM
          This Agreement shall be in effect for an initial term beginning on the Effective Date and ending on February 28, 2015. This Agreement may be renewed thereafter for successive periods, the length of which shall be determined by the Board of Directors of The Vantagepoint Funds, provided that such renewal is specifically approved at least annually by the Board of Directors of The Vantagepoint Funds, including a majority of those members of the Board of The Vantagepoint Funds who are not parties to the Agreement or “interested persons” of any party to the Agreement (as that term is defined in the 1940 Act).
15. TERMINATION
          This Agreement may be terminated by Subadviser, without the payment of any penalty, immediately upon notice to The Vantagepoint Funds and to Client in the event of a material breach of any provision thereof by The Vantagepoint Funds or Client if such breach shall not have been cured within a twenty (20) day period after the Fund or Client (as applicable) receives written notice of such breach from Subadviser, or otherwise by Subadviser upon sixty (60) days written notice to Client and The Vantagepoint Funds, or by Client or The Vantagepoint Funds for any reason or no reason immediately upon written notice to Subadviser. This Agreement shall automatically terminate (a) in the event of its assignment, as provided in Section 20, (b) upon the termination of The Vantagepoint Funds, or (c) upon termination of Client’s Master Investment Advisory Agreement with The Vantagepoint Funds. Notwithstanding the foregoing, the parties hereto may agree to mutually terminate this Agreement at any time, effective upon the terms of any such agreement. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other party or parties. To the extent that the assets of the Account are zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account.
16. REPRESENTATIONS
          (a)(i) Subadviser hereby represents to Client and The Vantagepoint Funds that Subadviser is registered as an investment adviser under the Advisers Act and will continue to be registered for so long as this Agreement remains in effect, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms. Subadviser will notify the Client of any additions to or withdrawals of partners of Sub-Adviser within a reasonable time after such additions or withdrawals.
             (ii) Subadviser further represents that: (a) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (b) in all material respects, it is in compliance with and will continue to be in compliance with all applicable law; (c) it will promptly notify Client and The Vantagepoint Funds of the actual or pending occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (d) it will notify Client and The Vantagepoint Funds promptly of any material fact respecting or relating to Subadviser that is not contained in the Registration Statement or of any statement contained therein respecting or relating to Subadviser that becomes untrue or inaccurate in any material respect; and (e) there is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Subadviser or any of its officers, directors, employees or Affiliates is a party, or to which any of the assets of the Subadviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Subadviser’s condition (financial or otherwise), business or prospects; or (ii) materially impair the Subadviser’s ability to discharge its obligations under this Agreement, and the Subadviser has not received any notice of an investigation by the SEC or any state regarding U.S. federal or state securities laws, regulations or rules.
             (iii) Subadviser acknowledges that the foregoing representations in Sections 16(a)(i) and (ii) above shall be continuing and be deemed repeated at and as of all times during the term of this Agreement. Further, if at any time during the term of this Agreement, Subadviser discovers any fact or omission, or any event or change of circumstances occurs or is pending, which would make the Subadviser’s representations in this Agreement inaccurate or incomplete in any material respect, or which might render the Registration Statement untrue or misleading in any material respect, the Subadviser will provide prompt written notification within five (5) business days (or sooner if practicable) to The Vantagepoint Funds and Client of any such fact, omission, event or change of circumstances, and the facts related thereto.
          (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.
          (c) The Vantagepoint Funds hereby confirms to Subadviser, and Subadviser hereby acknowledges, that The Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and intends to be subject to taxation as a regulated investment company under Subchapter M and the regulations thereunder of the Internal Revenue Code.

17. NOTICES
          Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to a party at its address listed below in person, by registered mail with return receipt requested, or by electronic means the receipt of which is confirmed. The addresses of the parties are:
     Client:
Vantagepoint Investment Advisers, LLC
Attention: Legal Department
c/o ICMA Retirement Corporation
777 North Capitol Street, NE, Suite 600
Washington, D.C. 20002-4240
Fax: 202-962-4601
     Fund/The Vantagepoint Funds:
The Vantagepoint Funds
Attention: Angela Montez, Fund Secretary
c/o ICMA Retirement Corporation
777 North Capitol Street, NE, Suite 600
Washington, D.C. 20002-4240
Fax: 202-962-4601
     Subadviser:
Wellington Management Company, LLP
280 Congress Street
Boston, Massachusetts 02210
Attention: Legal & Compliance
Fax: (617) 790-7760
Each party may change its address by giving notice as herein required.
18. SOLE INSTRUMENT
          This Agreement, along with any and all attachments hereto, constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

19. WAIVER OR AMENDMENT
          No waiver of or amendment to this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. It is understood that certain material amendments of this Agreement may require approval of the Fund’s Board of Directors or shareholders.
20. ASSIGNMENT OR CHANGE OF CONTROL
          This Agreement shall automatically terminate in the event of its “assignment” as defined under the 1940 Act or the Advisers Act and the rules thereunder as interpreted from time to time by the SEC or its staff (an “Assignment”). In addition, Subadviser agrees to provide Client immediate written advance notice of any event(s), transaction(s) or circumstance(s), whether actual, proposed or expected, that could result in an “Assignment” of the Agreement.
21. COUNTERPARTS
          This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.
22. CHOICE OF LAW
          This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.
23. CONFIDENTIAL INFORMATION
          Any information about a party hereto that such party, supplies to another party to this Agreement, which is not otherwise in the public domain or previously known to the receiving party, shall be regarded as confidential and held in the strictest confidence. Similarly, any information about a party hereto that is generated or recorded by another party hereto pursuant to this Agreement, which is not otherwise in the public domain, also shall be regarded as confidential and held in the strictest confidence (such information, together with the information referenced in the previous sentence, collectively, “Confidential Information”).
          Confidential Information includes, but is not limited to: the records referenced in Section 6(a) hereof, and any other data, records or other information in any form regarding the securities or other assets held or to be acquired by the Fund, the transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement.

          No party may use Confidential Information about another party, except solely: (i) for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded; or (ii) as specifically agreed to in writing by the other party to which the Confidential Information pertains.
          No party may disclose to others Confidential Information about another party, except solely: (i) as may be required by applicable law or compelled by judicial or regulatory authority having competent jurisdiction over the party; (ii) to their supervised persons (as such term is defined under the Advisers Act) provided that such parties use and maintain the Confidential Information in accordance with this Agreement; or (iii) as specifically agreed to in writing by the other party to which the Confidential Information pertains. Notwithstanding the foregoing, Client, The Vantagepoint Funds and the Fund may disclose Confidential Information regarding the Subadviser to each other or to a third party for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded.
          Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party or such securities.
          Lastly, the Subadviser may not consult with any other subadvisers of The Vantagepoint Funds about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund.
          Nothing in this Agreement shall be construed to prevent the Subadviser from lawfully giving other persons investment advice about, or lawfully trading on their behalf in, the shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON January 24, 2014 and make it effective on the date first set forth at the beginning of this Agreement.

Client
Subadviser

Vantagepoint Investment Advisers, LLC	Wellington Management Company, LLP

by:	by:

/s/ Angela Montez Angela Montez, Assistant Secretary	/s/ Charles S. Argyle Charles S. Argyle
Senior Vice President

Approved by:	/s/ Wayne Wicker Wayne Wicker
Chief Investment Officer
Fund
The Vantagepoint Funds, on behalf of the Vantagepoint Equity Income Fund by:

/s/ Angela Montez Angela Montez, Secretary

Approved by:	/s/ Wayne Wicker Wayne Wicker
Chief Investment Officer
Vantagepoint Investment Advisers, LLC

Schedule A
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS
Fee Schedule
For
Wellington Management Company, LLP
Vantagepoint Equity Income Fund
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets under the Subadviser’s management as provided by the Client or Custodian (“AUM”), at Client’s discretion, based on the following annual rate.
The Subadviser’s fee will be 0.25 percent for all assets. This rate is contingent on a minimum AUM in the Account of $300 million. Should the AUM in the Account fall below $300 million, then the Subadviser’s fee would revert to the following fee schedule:

First $50 million	0.40 percent
Next $50 million	0.30 percent
Over $100 million	0.25 percent